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                                                                     EXHIBIT 3.2


                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                 GREATAMERICA LEASING RECEIVABLES 2000-1, L.L.C.



         THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made and entered into effective as of April 12, 2000, by and among the Persons whose signatures appear on the signature page hereon.


                                    ARTICLE 1
                                   DEFINITIONS

         The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

                  "Act" means the Delaware Limited Liability Company Act, as amended.

                  "Affiliate" means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling fifty-one percent (51%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of fifty-one percent (51%) or more of the voting interests of any Person described in clauses (i) through (iii). For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Capital Account" means the capital account determined and maintained for each Member pursuant to Section 8.3.

                  "Capital Contribution" means any contribution to the capital of the Company in cash or property by a Member whenever made.

                  "Certificate of Formation" means the certificate of formation pursuant to which the Company was formed, as originally filed with the office of the Secretary of State of the State of Delaware on March 22, 2000, and as amended from time to time.

                  "Code" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

                  "Company" means GreatAmerica Leasing Receivables 2000-1,
         L.L.C.



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                  "Company Minimum Gain" has the same meaning as the term
         "partnership minimum gain" in Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

                  "Deficit Capital Account" means with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

                            (i) credit to such Capital Account any amount that
                  such Member is obligated to restore to the Company under Regulation Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Regulation Section 1.704-2(g)(1) and (i)(5); and

                           (ii) debit to such Capital Account the items
                  described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

         This definition of is intended to comply with the provisions of Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

                  "Distributable Cash" means all cash received by the Company, less the sum of the following to the extent paid or set aside by the
         Company: (i) all principal and interest payments on indebtedness of the Company and other sums paid or payable to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company's business; and (iii) Reserves.

                  "Economic Interest" means a Member's share of Net Profits, Net Losses, and other tax items of the Company and distributions of the Company's assets pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including, the right to vote on, consent to or otherwise participate in any decision of the Members.

                  "Entity" means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any other organization that is not a natural person.

                  "Independent Director" means a director of a corporation who shall at no time be employed by, or hold any beneficial interest in any Affiliate of the Company, and who shall at no time hold any beneficial interest in the Company.

                  "Independent Member" means a special-purpose corporation serving as a Member of the Company which has at least one Independent Director.

                  "Majority Interest" means, at any time, more than fifty percent (50%) of the then outstanding Units held by Members.


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                  "Member" means each Person who executes a counterpart of this
         Agreement as a Member and each Person who may hereafter become a Member.

                  "Membership Interest" means all of a Member's share in the Net Profits, Net Losses, and other tax items of the Company and distributions of the Company's assets pursuant to this Agreement and the Act and all of a Member's rights to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members.

                  "Member Minimum Gain" has the same meaning as the term "partner nonrecourse debt minimum gain" in Regulation Section 1.704-2(i).

                  "Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" in Regulation Sections 1.704-2(i)(1) and (2). The amount of Member Nonrecourse Deductions for a Company fiscal year shall be determined in accordance with Regulation
         Section 1.704-2(i)(2).

                  "Net Profits" and "Net Losses" shall have the meaning ascribed to those terms in Section 9.5.

                  "Nonrecourse Deductions" has the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Company fiscal year shall be determined pursuant to Regulation
         Section 1.704-2(c).

                  "Nonrecourse Liability" has the meaning set forth in Regulation Section 1.704-2(b)(3).

                  "Percentage Interest" means with respect to any Member the percentage determined based upon the ratio that the number of Units held by such Member bears to the total number of outstanding Units.

                  "Person" means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where the context so permits.

                  "Regulations" includes any proposed, temporary and final Treasury regulations promulgated under the Code and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

                  "Reserves" means, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Company for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership of operation of the Company's business.


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                  "Units" means the Units issued to any Member under this
         Agreement as reflected in attached Schedule I, as amended from time to time.


                                    ARTICLE 2
                              FORMATION OF COMPANY

         Section 2.1. Formation. The Company was formed on March 22, 2000, when the Certificate of Formation was executed and filed with the office of the Secretary of State of Delaware in accordance with and pursuant to the Act. An Amendment to the Certificate of Formation was executed and filed on April 12, 2000 with the office of the Secretary of State of Delaware in accordance with and pursuant to the Act.

         Section 2.2. Name. The name of the Company is GreatAmerica Leasing Receivables 2000-1, L.L.C.

         Section 2.3. Principal Place of Business. The principal place of business of the Company shall be Cedar Rapids, Iowa. The Company may locate its place of business at any other place or places as the Company may from time to time deem advisable.

         Section 2.4. Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware is 30 Old Rudnick Lane, Suite 100, Dover Delaware 19001, County of Kent. The name of the Company's registered agent at such address in the State of Delaware is Lexis Document Services Inc. The registered office and registered agent may be changed by the Company from time to time by filing an amendment to the Certificate of Formation.

         Section 2.5. Term. The term of the Company shall be fifteen (15) years, unless the Company is earlier dissolved in accordance with Article 13.


                                    ARTICLE 3
                               BUSINESS OF COMPANY

         The business of the Company shall be:

                  (a) to acquire equipment leases and lease receivables (including equipment), loan agreements and other financing agreements (the "Assets") and to enter into any agreements necessary for the securitization of such Assets.

                  (b) to issue notes secured by such Assets (the "Notes"); and

                  (c) to exercise all other powers necessary to or reasonably connected with the Company's business as set forth in (a) and (b) above which may be legally exercised by limited liability companies under the Act.


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                                    ARTICLE 4
                         NAMES AND ADDRESSES OF MEMBERS

         The names and addresses of the Members are set forth in attached
Schedule 1, as amended or restated from time to time.

         At all times, at least one Member of the limited liability company shall be a special-purpose corporation which has an Independent Director.


                                    ARTICLE 5
                          MANAGEMENT VESTED IN MEMBERS

         Section 5.1. Management. The management of the business and affairs of the Company shall be vested in the Members in proportion to their Percentage Interests.

         Section 5.2. Members. Notwithstanding the provisions of Section 5.1 above, management of the business and property of the Company may be vested in the Members other than in proportion to their Capital Contributions to the extent provided in this Section 5.2.

                   (a) Major Decisions. No act shall be taken, sum expended, decision made or obligation incurred by the Company except by the prior unanimous consent of all Members and the consent of the Independent Director of the Independent Member with respect to a matter within the scope of any of the major decisions enumerated below (the "Major Decisions"). The Major Decisions shall include (i) the sale of all or substantially all assets of the Company, (ii) a mortgage or encumbrance upon all or substantially all assets of the Company, (iii) any matter which could result in a change in the amount or character of the Company's contributions to capital, (iv) a change in the character of the business of the Company, (v) disposal of the goodwill of the Company, (vi) submission of claim of the Company to arbitration, (vii) confession of a judgment, (viii) commission of any act which would make it impossible for the Company to carry on its ordinary business, (ix) contravention of this Agreement, (x) the amendment, modification, or other alteration of this Agreement, or (xi) the election to dissolve the Company. Without the prior written consent of the Independent Director of the Independent Member and unanimous consent of all Members, neither the Independent Member nor the Company shall institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or consent to a petition seeking reorganization or relief under any applicable federal and state law relating to bankruptcy or insolvency, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Independent Member, or a substantial part of its property, or make any assignment for the benefit of creditors, or, except as required by law, admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any such action.

                   (b) Responsibilities. The Company shall (i) except with respect to indebtedness under the Notes, not incur, assume or guaranty any indebtedness; (ii) not commingle its assets with those of any entity; (iii) maintain complete and accurate


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         records and books of account separate from any other entity; (iv)
         maintain an office through which its business will be conducted separate and apart from any affiliate; (v) conduct its business solely in its own name so as not to mislead others as to the identity of the entity or assets with which they are concerned; (vi) provide for its operating expenses and liabilities from its own funds; (vii) at all times ensure that its capitalization is adequate in light of its business and purpose; (viii) maintain meetings as required to conduct business and as required by law and maintain minutes of all meetings and other proceedings of its members and directors; (ix) when appropriate, obtain proper authorization from its directors or members for its actions; and (x) maintain an arm's-length relationship with its members and affiliates.

                   (c) Member Compensation. Members providing management services may receive such compensation as shall be determined by all Members. In all events the Members shall be reimbursed for all prior approved expenses advanced by such Members on behalf of the Company. All such amounts shall be subordinate to payments on the Notes .

         Section 5.3. Appointment of Officers. The Members may elect or appoint officers of the Company who shall serve at the pleasure of the Members. The officers of the Company, if deemed necessary by the Members, shall be a president and one or more vice-presidents, and may include a secretary and a treasurer. Any individual may hold any number of offices. No officer need be a resident of the State of Delaware, but all officers shall be either employees, officers, directors, shareholders or members of a Member, or an Entity that has a controlling ownership interest in a Member.

         Section 5.4. Authority of the Officers and Members. No Officer or Member shall have the authority to act for or on behalf of the Company unless such Officer or Member is authorized to do so under Section 5.1 or, with respect to any Major Decision, Section 5.2(a) hereof. Notwithstanding the foregoing, the Officers are authorized to execute any registration statement or filing required to be made in connection with the issuance and sale of the Notes.


                                    ARTICLE 6
                        RIGHTS AND OBLIGATIONS OF MEMBERS

         Section 6.1. Limitation of Liability. Each Member's liability shall be limited as set forth in this Agreement and the Act.

         Section 6.2. Liability for Company Obligations. Members shall not be personally liable for any debts, obligations or liability of the Company beyond their respective Capital Contributions and any obligation of the Members under
Section 8.1 or 8.2 to make Capital Contributions, except as otherwise provided by law.

         Section 6.3. Inspection of Records. Upon reasonable request, each Member shall have the right to inspect and copy at such Member's expense, during ordinary business hours the records required to be maintained by the Company pursuant to Section 11.5.


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         Section 6.4. No Priority and Return of Capital. Except as expressly provided in Article 9 or 10, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions; provided, that this Section 6.4 shall not apply to loans made by a Member to the Company.

         Section 6.5. Withdrawal of Member. The Independent Member shall not withdraw from the Company. Except as expressly permitted in this Agreement, no Member shall voluntarily resign or otherwise withdraw as a Member. Unless otherwise approved by all Members, a Member who resigns or withdraws shall be entitled to receive only those distributions to which such Person would have been entitled had such Person remained a Member (and only at such times as such distribution would have been made had such Person remained a Member). Except as otherwise expressly provided herein, a resigning or withdrawing Member shall continue to own its Economic Interest. The remedy for breach of this Section 6.5 shall be monetary damages (and not specific performance), which may be offset against distributions by the Company to which such Person would otherwise be entitled.


                                    ARTICLE 7
                               MEETINGS OF MEMBERS

         Section 7.1. Annual Meeting. The annual meeting of the Members shall be held at such time as shall be determined by the Members, for the purpose of the transaction of such business as may come before the meeting.

         Section 7.2. Special Meetings. Special meetings of the Members, for any purpose or purposes, may be called by the Company or by Members holding at least ten percent (10%) of the Units held by Members.

         Section 7.3. Place of Meetings. The Company or the Members may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting is called, the place of meeting shall be the principal office of the Company specified in Section 2.3.

         Section 7.4. Notice of Meetings. Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be delivered not less than ten
(10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Company or the Members calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two calendar days after being deposited in the United States Mail, addressed to the Member as specified in
Schedule 1, with postage thereon prepaid.

         Section 7.5. Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to


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vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

         Section 7.6. Quorum. A Majority Interest represented in person or by proxy shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of Units held by Members so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty
(60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Units whose absence would cause less than a quorum.

         Section 7.7. Manner of Acting. Except with respect to Major Decisions which shall be governed by Section 5.2, if a quorum is present, the affirmative vote of a Majority Interest shall be the act of the Members, unless the vote of a greater or lesser percentage is required by this Agreement or the Act.

         Section 7.8. Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member. Such proxy shall be filed with the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

         Section 7.9. Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, executed by Members entitled to vote thereon and delivered to the Company for inclusion in the Company's minutes. Action taken under this Section 7.9 is effective when all Members entitled to vote thereon have signed such consents, unless such consents specify a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a consent.

        Section 7.10. Waiver of Notice. When any notice is required to be given to a Member, a waiver thereof in writing signed by the Member entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.


                                    ARTICLE 8
                CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

         Section 8.1. Members' Capital Contributions. Each Member shall contribute such amount as is set forth on attached Schedule 1 as such Member's share of the Members' Initial Capital Contribution. Such amount may be contributed in the form of property.


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         Section 8.2. Capital Accounts.

               8.2.1. Establishment and Maintenance. A separate Capital Account will be maintained for each Member throughout the term of the Company in accordance with the rules set forth herein. Each Member's Capital Account will be increased by (1) the amount of money contributed by such Member to the Company; (2) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take the property subject to under Code
Section 752); (3) allocations to such Member of Net Profits; (4) any items in the nature of income and gain that are specially allocated to the Member pursuant to Sections 9.2 and 9.3; and (5) allocations to such Member of income and gain exempt from federal income tax. Each Member's Capital Account will be decreased by (1) the amount of money distributed to such Member by the Company;
(2) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take the property subject to Code Section 752); (3) allocations to such Member of expenditures described in Code Section 705(a)(2)(B); (4) any items in the nature of deduction and loss that are specially allocated to the Member pursuant to Sections 9.2 and 9.3; and (5) allocations to such Member of Net Losses. In the event of a permitted sale or exchange of a Membership Interest, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest.

               8.2.2. Compliance with Regulations. The manner in which Capital Accounts are to be maintained pursuant to this Section 8.2 is intended to comply with the requirements of Code Section 704(b) and the Regulations promulgated thereunder. If in the opinion of the Company's legal counsel or accountants the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 8.2 should be modified in order to comply with Code
Section 704(b) and the Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.2, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

         Section 8.3. Withdrawal or Reduction of Members' Contributions to Capital. A Member shall not receive out of the Company's property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them. A Member, irrespective of the nature of its Capital Contributions, has only the right to demand and receive cash in return for its Capital Contributions.


                                    ARTICLE 9
                      ALLOCATIONS OF NET PROFITS AND LOSSES

         Section 9.1. Allocations of Net Profit and Net Loss. Net Profit or Net Loss for any fiscal year of the Company shall be allocated among the Members as follows:


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                  (a) Net Profits shall be allocated to the Members in
         proportion to their Percentage Interests.

                  (b) Net Losses shall be allocated to the Members in proportion to their Percentage Interests; provided, however, that the Net Loss allocated to each Member for any Company fiscal year pursuant hereof shall not exceed the maximum amount of Net Loss that may be so allocated without causing such Member to have a Deficit Capital Account at the end of the fiscal year. All Net Losses in excess of the limitation set forth in this Section 9.1(b) shall be allocated to the other Members who do not have Deficit Capital Accounts in proportion to their respective Percentage Interests.

         Section 9.2. Special Allocations. The following special allocations shall be made for any fiscal year of the Company in the following order:

               9.2.1. Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulation Sections 1.704-2(f) and 1.704-2(g)(2). The items to be so allocated, and the manner in which those items are to be allocated among the Members, shall be determined in accordance with Regulation Sections 1.704-2(f) and 1.704-2(j)(2). This Section 9.2.1 is intended to satisfy the minimum gain chargeback requirement in Regulation Section 1.704-2(f) and shall be interpreted and applied accordingly.

               9.2.2. Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain during any Company fiscal year, each Member who has a share of that Member Minimum Gain, determined in accordance with Regulation
Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain, determined in accordance with Regulation Sections 1.704-2(i)(4) and 1.704-2(i)(5). The items to be so allocated, and the manner in which those items are to be allocated among the Members, shall be determined in accordance with Regulation Sections 1.704-2(h)(4) and 1.704-2(j)(2). This Section 9.2.2 is intended to satisfy the minimum gain chargeback requirement in Regulation Section 1.704-2(i)(4) and shall be interpreted and applied accordingly.

               9.2.3. Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4)(5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and in a manner sufficient to eliminate as quickly as possible, to the extent required by Regulation Section 1.704-(1)(b)(2)(ii)(d), the Deficit Capital Account of the Member (which Deficit Capital Account shall be determined as if all other allocations provided for in this Article 9 have been tentatively made as if this
Section 9.2.3 were not in this Agreement).


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               9.2.4. Nonrecourse Deductions. Nonrecourse Deductions shall be allocated among the Members in accordance with their respective Percentage Interests.

               9.2.5. Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be specially allocated among the Members in accordance with Regulation Section 1.704-2(i).

         Section 9.3. Corrective Allocations.

               9.3.1 Allocations to Achieve Economic Agreement. The allocations set forth in the last sentence of Section 9.1.2 and in Section 9.2 are intended to comply with certain regulatory requirements under Code Section 704(b). The Members intend that, to the extent possible, all allocations made pursuant to such Sections will, over the term of the Company, be offset either with other allocations pursuant to Section 9.2 or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 9.3.1. Accordingly, the Company is hereby authorized and directed to make offsetting allocations of Company income, gain, loss or deduction under this Section 9.3.1 in whatever manner the it determines is appropriate so that, after such offsetting special allocations are made, the Capital Accounts of the Members are, to the extent possible, equal to the Capital Accounts each would have if the last sentence of Section 9.1(b) and the provisions of Section 9.2 were not contained in this Agreement and all income, gain, loss and deduction of the Company were instead allocated pursuant to the remaining provisions of Section 9.1.

              9.3.2. Waiver of Application of Minimum Gain Chargeback. The Tax Matters Member, with the prior consent of a Majority Interest, shall request from the Commissioner of the Internal Revenue Service a waiver, pursuant to Regulation Section 1.704-2(f)(4), of the minimum gain chargeback requirements of Regulation Section 1.704-2(f) if the application of such minimum gain chargeback requirement would cause a permanent distortion of the economic arrangement of the Partners, as reflected in Section 9.1.

         Section 9.4. Other Allocation Rules.

              9.4.1. Reserved.

              9.4.2. Allocation of Recapture Items. In making any allocation among the Members of income or gain from the sale or other disposition of a Company asset, the ordinary income portion, if any, of such income and gain resulting from the recapture of cost recovery or other deductions shall be allocated among those Members were previously allocated (or whose predecessors-in-interest were previously allocated) the cost recovery deductions or other deductions resulting in the recapture items, in proportion to the amount of such cost recovery deductions or other deductions previously allocated to them.

              9.4.3. Allocation of Excess Nonrecourse Liabilities. Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulation Section 1.752-3(a)(3), the Members' interests in the Company's profits shall be as set forth in Section 9.1.


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               9.4.4. Allocations in Connection with Varying Interests. If, during a Company fiscal year, there is (i) a permitted transfer of a Membership Interest under this Agreement or (ii) the admission of a Member or additional Members, Net Profit, Net Loss, each item thereof, and all other items of the Company for such period shall be divided and allocated among the Members by taking into account their varying interests during such fiscal year in accordance with Code Section 706(d) and using any conventions permitted by law and selected by the Company.

         Section 9.5. Determination of Net Profit or Loss.

               9.5.1. Computation of Net Profits or Loss. The Net Profit or Net Loss of the Company, for each fiscal year or other period, shall be an amount equal to the Company's taxable income or loss for such period, determined in accordance with Code Section 703(a) (and, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss) and shall be adjusted to reflect income and gains exempt from federal income tax and losses and deductions that are not deductible for federal tax purposes and not chargeable to a partnership asset account.

               9.5.2. Adjustments to Net Profit or Loss. For purposes of computing taxable income or loss on the disposition of an item of Company property or for purposes of determining the cost recovery, depreciation, or amortization deduction with respect to any property, the Company shall use such property's book value determined in accordance with Regulation Section 1.704-1(b). Consequently, each property's book value shall be equal to its adjusted basis for federal income tax purposes, except as follows:

                   (a) The initial book value of any property, contributed by a Member to the Company shall be the gross fair market value of such property at the time of contribution;

                   (b) In the discretion of the Members holding not less than fifty-one percent (51%) of the Units held by Members, the book value of all Company properties may be adjusted to equal their respective gross fair market values, as determined by the Members as of the following times: (1) in connection with the acquisition of an interest in the Company by a new or existing Member for more than a de minimis capital contribution, (2) in connection with the liquidation of the Company as defined in Regulation Section 1.704-(1)(b)(2)(ii)(g), or (3) in connection with a more than de minimis distribution to a retiring or a continuing Member as consideration for all or a portion of his or its interest in the Company. In the event of a revaluation of any Company assets hereunder, the Capital Accounts of the Members shall be adjusted, including, continuing adjustments for depreciation, to the extent provided in Regulation Section 1.704-(1)(b)(2)(iv)(f);

                   (c) If the book value of an item of Company property has been determined pursuant to this Section 9.5.2, such book value shall thereafter be used, and shall thereafter be adjusted by depreciation or amortization, if any, taken into account with respect to such property, for purposes of computing taxable income or loss.

               9.5.3. Items Specially Allocated. Notwithstanding any other provision of this Section 9.5, any items that are specially allocated pursuant to Sections 9.2 or 9.3 shall not be taken into account in computing Net Profit or Net Loss.

         Section 9.6. Tax Allocations.

               9.6.1. General Allocations. Generally, allocations of taxable income, gains, losses, deductions and credits shall be made in a manner that is as consistent as possible with the manner in which Net Profit and Net Loss are allocated to the Members pursuant to Sections 9.1 through 9.5 hereof.

               9.6.2. Mandatory Tax Allocations Under Code Section 704(c). In accordance with Code Section 704(c) and Regulation Section 1.704-3, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial book value. Prior to the contribution of any property to the Company that has a fair market value that differs from its adjusted tax basis in the hands of the contributing Member on the date of contribution, the contributing Member and a Majority Interest of the noncontributing Members shall agree upon the allocation method to be applied with respect to that property under Regulation Section 1.704-3, which allocation method shall be set forth on attached Schedule 2, as amended from time to time.

         If the book value of any Company property is adjusted pursuant to Paragraph (b) of Section 9.5.2, subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its book value in the same manner as under Code Section 704(c). The choice of allocation methods under Regulation Section 1.704-3 with respect to such revalued property shall be made by the Members and set forth on attached
Schedule 2, as amended from time to time.

         Allocations pursuant to this Section 9.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profit, Net Loss, or other items as computed for book purposes, or distributions pursuant to any provision of this Agreement.

         Section 9.7. Characterization of Company as a Partnership. Neither the Company, any party to this Agreement nor any Person with an interest of any kind in the Company shall elect to treat the Company as an association for federal income tax purposes.

         Section 9.8. Transfer Restrictions. Notwithstanding anything in this Agreement to the contrary, no Unit shall be issued, sold, transferred, listed or otherwise exchanged at any time on an established securities market, including
(i) a national securities exchange registered under the Exchange Act of 1934 (the "1934 Act") or exempted from registration because of the limited volume of transactions; (ii) a foreign securities exchange that, under the law of the jurisdiction where it is organized, satisfies regulatory requirements that are analogous to the regulatory requirements under the 1934 Act applicable to exchanges described in clause (i);
(iii) a regional or local exchange; or (iv) an over-the-counter market, as all such terms are defined for purposes of Section 7704 of the Code.

         Notwithstanding anything in this Agreement to the contrary, no transfer or issuance of any Unit or any direct or indirect interest therein shall be made
(i) that would result in there being more than one hundred (100) owners of the Units and any Notes issued by the Company which are not rated or have a rating equivalent to "BBB" or less (the "Restricted Notes") or (ii) to any beneficial owner of an interest in a partnership, grantor trust or S corporation (herein referred to as a "Flow-through entity") which Flow-through entity owns, directly or indirectly through other Flow-through entities, any Units or the Restricted Notes if fifteen percent (15%) or more of such beneficial owner's interest in the Flow-through entity is attributable to the Flow-through entity's interest (direct or indirect) in the Units or the Restricted Notes.

         Section 9.9. Certain Prohibitions. The Company shall not participate in the (i) creation of an interdealer quotation system or a secondary market or the substantial equivalent thereof (a "Market") for the Units or the Restricted Notes, or (ii) inclusion of Units or the Restricted Notes on a Market. If a Market develops without the participation by the Company, the Company will not recognize any transfers made on the Market by (i) redeeming the transferor Member or owner of a Restricted Note (in the case of a redemption or repurchase by the Company) or (ii) admitting the transferee as a partner or otherwise recognizing any rights of the transferee, such as a right of the transferee to receive distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Company (except as otherwise expressly provided in the Restricted Notes).


                                   ARTICLE 10
                                  DISTRIBUTIONS

        Section 10.1. Nonliquidating Distributions. Distributions of Distributable Cash, other than distributions in liquidation pursuant to Section 13.3(c) hereof, shall be made to the Members monthly in proportion to their Capital Account balances.

        Section 10.2. Distributions in Kind. Non-cash assets, if any, shall be distributed in a manner that reflects how cash proceeds from the sale of such assets for fair market value would have been distributed (after any unrealized gain or loss attributable to such non-cash assets has been allocated among the Members in accordance with Article 9).

        Section 10.3. Withholding; Amounts Withheld Treated as Distributions. The Company is authorized to withhold from distributions, or with respect to allocations or payments, to Members and to pay over to the appropriate federal, state or local governmental authority any amounts required to be withheld pursuant to the Code or provisions of applicable state or local law. All amounts withheld pursuant to the preceding sentence in connection with any payment, distribution or allocation to any Member shall be treated as amounts distributed to such Member pursuant to this Article 10 for all purposes of this Agreement.

         Section 10.4. Limitations Upon Distributions. No distribution shall be paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their contributions.


                                   ARTICLE 11
                         ACCOUNTING, BOOKS, AND RECORDS

         Section 11.1. Accounting Principles. The Company's books and records shall be kept, and its income tax returns prepared, under such permissible method of accounting, consistently applied, as the Members determine is in the best interest of the Company and its Members.

         Section 11.2. Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein.

         Section 11.3. Loans to Company. No Member shall make any secured or unsecured loans to the Company and the Company shall make no secured or unsecured loans to any Member.

         Section 11.4. Accounting Period. The Company's accounting period shall be the calendar year.

         Section 11.5. Records, Audits and Reports. The Company shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

                  (a) A current list and past list, setting forth the full name and last known mailing address of each Member;

                  (b) A copy of the Certificate of Formation and all amendments thereto;

                  (c) Copies of this Agreement and all amendments hereto;

                  (d) Copies of the Company's federal, state, and local tax returns and reports, if any, for the three most recent years;

                  (e) Minutes of every meeting of the Members and any written consents obtained from Members for actions taken by Members without a meeting; and

                  (f) Copies of the Company's financial statements for the three most recent years.

         Section 11.6. Tax Matters Member.

              11.6.1. Designation. The Independent Member, or if the Independent Member is ineligible to serve, then the Member with the largest interest in Company profits, shall be the

"tax matters member" of the Company for purposes of Code Section 6221 et seq. and corresponding provisions of any state or local tax law.

              11.6.2. Expenses of Tax Matters Members; Indemnification. The Company shall indemnify and reimburse the tax matters member for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members attributable to the Company. The payment of all such expenses shall be made before any distributions are made to Members (and such expenses shall be taken into consideration for purposes of determining Distributable Cash) or any discretionary Reserves are set aside by the Company. Neither the tax matters member nor any Member shall have any obligation to provide funds for such purpose. The provision for exculpation and indemnification of the Members set forth in Section 6.2 of this Agreement shall be fully applicable to the Member acting as tax matters person for the Company. Any right to indemnification or reimbursement hereunder shall be subordinate to amounts due on the Notes.

         Section 11.7. Returns and Other Elections. The Members shall cause the preparation and timely filing of all tax and information returns required to be filed by the Company pursuant to the Code and all other tax and information returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's fiscal year.

         Except as otherwise expressly provided to the contrary in this Agreement, all tax and other elections permitted to be made by the Company under federal or state laws shall be made by the Independent Member in its sole discretion.


                                   ARTICLE 12
                                 TRANSFERABILITY

         Section 12.1. General. Except as otherwise expressly provided in this Agreement, a Member shall not have the right to:

                  (a) Sell, assign, transfer, exchange or otherwise transfer for consideration (collectively, "sell" or "sale"),

                  (b) gift, bequeath or otherwise transfer for no consideration whether or not by operation of law, except in the case of bankruptcy (collectively "gift"),

all or any part of its Membership Interest or Economic Interest. Each Member hereby acknowledges the reasonableness of the restrictions on sale and gift of Membership Interests and Economic Interests imposed by this Agreement in view of the Company's purposes and the relationship of the Members. Accordingly, the restrictions on sale and gift contained herein shall be specifically enforceable. A Member may not pledge or otherwise encumber any of its Membership Interest or Economic Interest.

         Section 12.2. First Refusal Rights. (a) A Member desiring to sell all or any portion of its Membership Interest to a third party purchaser shall obtain from such third party purchaser a bona fide written offer to purchase such Interest, stating the terms and conditions upon which the purpose is to be made and the consideration offered therefor. Such Member shall give written notice to the other Members of its intention to so transfer such Interest. Such notice shall set forth the complete terms of the written offer to purchase and the name and address of the proposed third party purchaser.

         (b) The other Members, shall, on a basis pro rata to their Units or on a basis pro rata to the Units of those remaining Members exercising their first refusal rights, have the first right to purchase all (but not less than all) of the selling Member's Interests on the same terms and conditions stated in the notice given pursuant to Section 12.2(a) by giving written notice to the other Members within ten (10) days after such notice from the selling Member. The failure of a Member to so notify the other Members of its desire to exercise its first refusal rights within said ten (10) day period as required by this Section 12.2(b) shall result in the termination of such Member's first refusal rights.

         Within ten (10) days after the expiration of the ten (10) day period specified in the preceding paragraph, the other Members shall notify those Members electing to exercise their first refusal rights of any Units that the other Members did not elect to purchase. Those Members exercising first refusal rights in accordance with the preceding paragraph shall then notify the other Members and the other purchasing Members whether they elect to purchase such remaining Units, which shall be pro rata or allocated in such other manner as the purchasing Members shall agree. If no such notification is received by the other Members from any such Members in accordance with this paragraph, no Member shall have any further first refusal rights with respect to such Units.

         If Members have elected to purchase all of the Units offered by the selling Member, the selling Member shall sell such Units upon the same terms and conditions specified in the notice required by Section 12.2(a), and the purchasing Members shall have the right to close the purchase within thirty (30) days after the receipt of notification from the other Members that such Members have elected to purchase the selling Member's Units.

         If Members do not elect to purchase all of the Units offered by the selling Member in accordance with this Section 12.2, then the selling Member shall be entitled to sell such Units to the third party purchaser in accordance with the terms and conditions upon which the purchase is to be made as specified in the notice under Section 12.2(a). However, if such sale is not completed within thirty (30) days following expiration of the other Members' first refusal rights under this Section 12.2, then the selling Member shall not be entitled to complete the sale to such third party purchaser and the selling Member's Units shall continue to be subject to the rights of first refusal set forth in this
Section 12.2 with respect to any proposed subsequent transfer.

         (c) Upon the purchase or the gift of a Membership Interest, and as a condition to recognizing the effectiveness and binding nature of any sale or gift and (subject to Section 12.3, below) substitution of a Person as a new Member, the Member may require the transferring Member and the proposed purchaser, donee or successor-in-interest, as the case may be, to execute, acknowledge and deliver to the other Members such instruments of transfer, assignment and assumption and such other agreements and to perform all such other acts that the other Member may deem necessary or desirable to:

                  (i) constitute such Person as a Member;

                  (ii) confirm that the Person desiring to become a Member, has accepted, assumed and agreed to be subject and found by all of the terms, obligations and conditions of this Agreement (whether such Person is to be admitted as a new Member);

                  (iii) maintain the status of the Company as a partnership for federal tax purposes; and

                  (iv) assure compliance with any applicable state and federal laws, including securities laws and regulations.

         (d) Any sale or gift of a Membership Interest or admission of a Member in compliance with this Article 12 shall be deemed effective as of the last day of the calendar month in which the remaining Members' consent thereto was given, or, if no such consent was required pursuant to Section 12.3, then on such date that the transferor and the transferee both comply with Section 12.2(c). The transferring Member hereby indemnifies the Company and the other Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article 12.

         Section 12.3. Transferee Not Member in Absence of Consent. (a) Notwithstanding anything to the contrary in this Article 12, if the sale or gift of a Member's Membership Interest to a transferee or donee which is not a Member immediately prior to the sale or gift is not approved in writing by all of the other Members, then the proposed transferee or donee shall have no right to participate in the management of the business and affairs of the Company or to become a Member.

         (b) Promptly following any sale or gift of a Member's Economic Interest which does not at the same time transfer the balance of the rights associated with such Person's Membership Interest, the Company shall purchase from such Person, and such Person shall sell to the Company for a purchase price of $100, all such remaining rights and interests retained by such Person which immediately prior to such sale or gift were associated with the transferred Economic Interest. The acquisition by the Company of such Person's rights shall not cause a dissolution of the Company, and such Person shall no longer be a Member.


                                   ARTICLE 13
                           DISSOLUTION AND TERMINATION

         Section 13.1. Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

                  (a) upon expiration of the term specified in Section 2.5; or

                  (b) upon the withdrawal of the last remaining Member; or

                  (c) each Member covenants not to cause the dissolution of the Company prior to the Notes issued by the Company being paid in their entirety.

         Section 13.2. Allocation of Net Profit and Loss in Liquidation. The allocation of Net Profit, Net Loss and other items of the Company following the date of dissolution, including but not limited to gain or loss upon the sale of all or substantially all of the Company's assets, shall be determined in accordance with the provisions of Articles 9 and 10 and shall be credited or charged to the Capital Accounts of the Members in the same manner as Net Profit, Net Loss, and other items of the Company would have been credited or charged if there were no dissolution and liquidation.

         Section 13.3. Winding Up, Liquidation and Distribution of Assets. Upon dissolution, the Members shall immediately proceed to wind up the affairs of the Company. The Company shall sell or otherwise liquidate all of the Company's assets as promptly as practicable and shall apply the proceeds of such sale and the remaining Company assets in the following order of priority:

                   (a) Payment of creditors to the extent otherwise permitted by law, in satisfaction of liabilities of the Company, other than liabilities for distributions to Members;

                   (b) To establish any reserves that the Members deem reasonably necessary for contingent or unforeseen obligations of the Company;

                   (c) By the end of the taxable year in which the liquidation occurs (or, if later, within ninety (90) days after the date of such liquidation), to the Members in proportion to the positive balances of their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year during which the liquidation occurs (other than those made pursuant to this Paragraph (c).

         Section 13.4. No Obligation to Restore Negative Capital Account Balance on Liquidation. Notwithstanding anything to the contrary in this Agreement, if any Member has a negative Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, such Member shall have no obligation to make any Capital Contribution to the Company, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

         Section 13.5. Termination. Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

         Section 13.6. Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, the Members shall file a certificate of cancellation as required by Section 203 of the Act. Upon filing the certificate of cancellation, the existence of the Company shall cease, except as otherwise provided in the Act.

         Section 13.7. Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the property remaining after the payment or discharge of liabilities of the Company is insufficient to return the contributions of Members, no Member shall have recourse against any other Member.


                                   ARTICLE 14
                        INDEPENDENT ACTIVITIES OF MEMBERS

         Any Member (except the Independent Member) may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including but not limited to, the ownership, financing, management, employment by, lending to or otherwise participating in businesses which are similar to or in competition with the business of the Company, and neither the Company nor any of the Members shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits therefrom.


                                   ARTICLE 15
                            MISCELLANEOUS PROVISIONS

         Section 15.1. Notices. Any notice, demand, or communication required or permitted under this Agreement shall be deemed to have been duly given if delivered personally to the party to whom directed or, if mailed by registered or certified mail, postage and charges prepaid, addressed (a) if to a Member, to the Member's address specified on attached Schedule 1, and (b) if to the Company, to the address specified in Section 2.3. Except as otherwise provided herein, any such notice shall be deemed to be given when personally delivered or, if mailed, three (3) business days after the date of mailing. A Member or the Company may change its address for the purposes of notices hereunder by giving notice to the others specifying such changed address in the manner specified in this Section 15.1.

         Section 15.2. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware.

         Section 15.3. Amendments. This Agreement may not be amended except by the unanimous written agreement of all of the Members and compliance with
Section 5.2(a) hereof.

         Section 15.4. Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

         Section 15.5. Headings. The headings in this Agreement are inserted for convenience only and shall not affect the interpretations of this Agreement.

         Section 15.6. Waivers. The failure of any Person to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

         Section 15.7. Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

         Section 15.8. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

         Section 15.9. Heirs, Successors and Assigns. Each of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

         Section 15.10. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

         Section 15.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         Section 15.12. Investment Representations. The Units have not been registered under the Securities Act of 1933, the Securities Act of Delaware and other state securities laws (collectively, the "Securities Acts") because the Company is issuing the Units in reliance upon the exemptions from the registration requirements of the Securities Acts, and the Company is relying upon the fact that the Units are to be held by each Member for investment.

                  Accordingly, each Member hereby confirms the Units have been acquired for such Member's own account, for investment and not with a view to a transfer which would be considered to be a resale or distribution thereof and may not be offered or sold to anyone unless there is an effective registration or other qualification relating thereto under all applicable Securities Acts or unless such Member delivers to the Company an opinion of counsel, satisfactory to the Company, that such registration or other qualification is not required. The Members understand that the Company is under no obligation to register the Units or to assist any Member in complying with any exemption from registration under the Securities Act.

         Executed by the Company and the undersigned Members effective as of the date first above written.



                                           GREATAMERICA LEASING RECEIVABLES
                                             2000-1, L.L.C.

                                           BY:  GREATAMERICA LEASING RECEIVABLES
                                                2000 CORPORATION, Member


                                           By
                                               ---------------------------------
                                               Name:
                                               Title:



                                           GREATAMERICA LEASING CORPORATION,
                                             Member


                                           By
                                               ---------------------------------
                                               Name:
                                               Title:

                                   SCHEDULE I

                              MEMBERSHIP INTERESTS

                    NAME                               UNITS            VALUE

GreatAmerica Leasing Corporation                         99            $990.00

GreatAmerica Leasing Receivables 2000 Corporation         1             $10.00